Exhibit 10.1

SHARE EXCHANGE AND ACQUISITION

AGREEMENT

By and among

NANO MOBILE HEALTHCARE, INC.

a Delaware corporation

NEPTUNE ENGINEERING (MARINE) LIMITED

a Hong Kong private company limited by shares

and

THE SHAREHOLDERS OF NEPTUNE GLOBAL ENGINEERING LIMITED, A BVI COMPANY

Dated as of July 24, 2026

SHARE EXCHANGE AND ACQUISITION AGREEMENT

THIS SHARE EXCHANGE AND ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of July 24, 2026 (the “Effective Date”), by and among:

(i)	NANO MOBILE HEALTHCARE, INC., a corporation organized and existing under the laws of the State of Delaware, whose principal executive office is located at One Boston Place, Suite 2600,

Boston, Massachusetts 02108, United States of America, whose common stock is quoted on the OTC Markets under the symbol “VNTH” (the “Acquiror,” “VNTH,” or the “Company”);

(ii)	NEPTUNE ENGINEERING (MARINE) LIMITED, a private company limited by shares incorporated and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (company registration details set out in Schedule 1.1), whose registered office and principal place of business is at Room 306, 3/F., Kwong Kin Trade Centre, No. 5 Kin Fat Street, Tuen Mun, Hong Kong (“Neptune” or the “Target”); and
(iii)	THE PERSONS whose names, addresses, and shareholdings are set out in Schedule 1.2, being the registered and beneficial holders of one hundred percent (100%) of the issued share capital of Neptune (each a “Shareholder” and collectively the “Shareholders”).

The Acquiror, Neptune, and the Shareholders are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Neptune is a Hong Kong specialist marine and diving engineering contractor founded in 2014, engaged in technical diving engineering, tunnel and underground construction support, sewer rehabilitation, cable support systems, glass-reinforced plastic (GRP) pipe installation, structural installation, diver inspection services, and the supply of skilled labour and specialist tools, and has delivered work on public infrastructure programs for or through Hong Kong government departments and utilities, including the Drainage Services Department, the Water Supplies Department, the Airport Authority Hong Kong, and CLP Power.

WHEREAS, Neptune has developed and is further developing an artificial-intelligence and Internet-of-Things platform (the “Neptune AI Dashboard”) directed to real-time diver biometric monitoring, threedimensional underwater positioning, machine-learning safety alerting, automated dive logging and compliance reporting, computer-vision defect detection, predictive maintenance, and, over time, autonomous underwater operations and digital-twin infrastructure monitoring.

WHEREAS, The Acquiror is a Delaware corporation whose common stock is quoted on the OTC Markets under the symbol “VNTH,” and the Acquiror desires to acquire an operating business with revenue, audited financial statements, government-linked customers, and a proprietary technology roadmap.

WHEREAS, The Shareholders own, of record and beneficially, all of the issued and outstanding share capital of Neptune, being 10,000 ordinary shares of Neptune (the “Neptune Shares”), free and clear of all Encumbrances other than as disclosed in the Disclosure Schedule.

WHEREAS, The Parties intend that the Acquiror acquire, and that the Shareholders transfer to the Acquiror, all of the Neptune Shares in exchange solely for the issuance by the Acquiror of an aggregate of twenty million (20,000,000 (post restructuring) ) shares of the Acquiror’s common stock, par value $0.0001 per share (the “Consideration Shares”), to the Shareholders and their respective designees, in the allocation set out in Schedule 2.3.

WHEREAS, Upon and following the Closing, Neptune shall be a wholly-owned subsidiary of the Acquiror; one hundred percent (100%) of Neptune’s operating businesses shall report into the Acquiror; and Neptune shall thereafter be operated as an independently managed subsidiary of the Acquiror in accordance with Article IX.

WHEREAS, The Parties intend that the exchange contemplated hereby qualify, to the extent available, as a reorganization within the meaning of Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended, and that this Agreement constitute a “plan of reorganization” for purposes thereof, subject to Section 12.10.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I — DEFINITIONS AND INTERPRETATION

1.1	Defined Terms.

For purposes of this Agreement, the following terms have the meanings set forth below. Terms defined elsewhere in this Agreement have the meanings there given.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Business Day” means any day other than a Saturday, Sunday, or day on which banking institutions in Hong Kong or in New York, New York are authorized or required by Law to close.

“Closing” means the consummation of the Exchange as provided in Article III. “Closing Date” means the date on which the Closing occurs.

“Consideration Shares” means the twenty million (20,000,000 (post restructuring) ) shares of Common Stock issuable by the Acquiror pursuant to Section 2.2.

“Common Stock” means the common stock, par value $0.0001 per share, of the Acquiror.

“Disclosure Schedule” means the disclosure schedule delivered by Neptune and the Shareholders to the Acquiror concurrently with the execution of this Agreement.

“Encumbrance” means any lien, charge, pledge, mortgage, security interest, option, right of first refusal, restriction on transfer, claim, or other encumbrance of any kind.

“Exchange” means the exchange of the Neptune Shares for the Consideration Shares as contemplated by Section 2.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Financial Statements” means (a) the audited financial statements of Neptune for the financial year ended 31 December 2024, together with comparatives for the year ended 31 December 2023, reported on by Ambition CPA Limited, Certified Public Accountants (Practising), and prepared in accordance with the Hong Kong Small and Medium-sized Entity Financial Reporting Standard; (b) the audited financial statements of Neptune for the financial year ended 31 December 2025, when available; and (c) the Interim Financial Statements.

“Governmental Authority” means any supranational, national, federal, state, municipal, or local government, or any agency, department, court, tribunal, or regulatory body thereof, in Hong Kong, the People’s Republic of China, the United States, or elsewhere.

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Interim Financial Statements” means the unaudited management accounts of Neptune for the period commencing 1 January 2026 and ending on the Interim Balance Sheet Date.

“Interim Balance Sheet Date” means June 30, 2026.

“Knowledge” means, with respect to Neptune, the actual knowledge, after reasonable inquiry, of Cheng Chung Yu and Wong Kwong Ming, and with respect to the Acquiror, the actual knowledge, after reasonable inquiry, of its chief executive officer and chief financial officer.

“Law” means any statute, ordinance, rule, regulation, code, order, judgment, injunction, or decree of any Governmental Authority.

“Material Adverse Effect” means any event, change, or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of the relevant Person and its subsidiaries taken as a whole, excluding effects arising from (a) general economic or political conditions, (b) conditions generally affecting the marine engineering or construction industries, (c) changes in Law or accounting standards, or (d) the announcement of this Agreement, except, in the case of clauses (a) through (c), to the extent disproportionately affecting such Person.

“Neptune Shares” means the 10,000 issued and fully paid ordinary shares in the capital of Neptune, constituting 100% of Neptune’s issued share capital.

“Ordinance” means the Companies Ordinance (Cap. 622) of the Laws of Hong Kong.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, or Governmental Authority.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the instruments of transfer in respect of the Neptune Shares, the Lock-Up Agreements, the Employment Agreement, the Escrow Agreement, and each other agreement, certificate, or instrument delivered pursuant hereto.

1.2	Interpretation.

In this Agreement: (a) headings are for convenience only and do not affect construction; (b) the singular includes the plural and vice versa; (c) “including” means “including without limitation”; (d) references to Articles, Sections, Schedules, and Exhibits are to those of this Agreement; (e) references to any Law are to that Law as amended and to any successor Law; (f) references to a document are to that document as amended, novated, supplemented, or replaced;

(g) “$” and “US$” mean United States dollars; and (h) this Agreement shall not be construed against the drafting Party.

1.3	Currency Conversion.

Where any amount expressed in HK$ is required to be converted into US$ (or vice versa) for purposes of this Agreement, the conversion shall be made at the spot rate published by [Bloomberg / the Hong Kong Association of Banks] at the close of business on the Business Day immediately preceding the date of determination, and the applicable rate shall be recorded in the officer’s certificate delivered under Section 3.2.

ARTICLE II — THE EXCHANGE AND CONSIDERATION

2.1	The Exchange.

Upon the terms and subject to the conditions of this Agreement, at the Closing, each Shareholder shall sell, transfer, assign, convey, and deliver to the Acquiror, and the Acquiror shall acquire and accept from each Shareholder, all right, title, and interest in and to the Neptune Shares held by such Shareholder, free and clear of all Encumbrances, together with all rights attaching thereto (including the right to all dividends and distributions declared, made, or paid on or after the Closing Date).

Immediately upon the Closing, Neptune shall become a wholly-owned subsidiary of the Acquiror, and the Acquiror shall hold, directly or through a wholly-owned holding entity designated pursuant to Section 2.6, 100% of the issued share capital of Neptune.

2.2	Consideration.

In full consideration for the transfer of the Neptune Shares, the Acquiror shall issue and deliver, at the Closing and subject to Section 2.5, an aggregate of twenty million (20,000,000 (post restructuring) ) shares of Common Stock (the “Consideration Shares”) to the Shareholders and their respective designees, allocated as set out in Schedule 2.3. No cash, notes, assumption of indebtedness, or other consideration shall be payable by the Acquiror in respect of the Neptune Shares, other than as expressly provided in this Agreement.

The Consideration Shares represent a fixed share number and not a fixed value. The Parties acknowledge that the economic adequacy of the Consideration Shares depends on the Acquiror’s capitalization and pershare trading price as of the Closing, and that the Parties shall confirm in Schedule 2.2 (a) the Acquiror’s issued and outstanding share count on a fully diluted basis, (b) the resulting percentage of the Acquiror represented by the Consideration Shares, and (c) whether any recapitalization, reverse stock split, or increase in authorized capital is a condition precedent under Section 10.1.

2.3	Allocation.

The Consideration Shares shall be allocated among the Shareholders and their designees strictly in accordance with Schedule 2.3, which shall be delivered not less than five (5) Business Days prior to the Closing and certified as true and correct by each Shareholder. The Acquiror shall be entitled to rely conclusively on Schedule 2.3 and shall have no liability to any Person in respect of the allocation set forth therein. Each Shareholder shall indemnify the Acquiror in respect of any claim by any Person asserting an entitlement to Consideration Shares inconsistent with Schedule 2.3.

2.4	Escrow / Holdback.

At the Closing, [two million (2,000,000)] Consideration Shares (the “Escrow Shares”), representing ten percent (10%) of the Consideration Shares, shall be withheld from delivery and deposited with [•] as escrow agent, to be held pursuant to an escrow agreement in the form of Exhibit C (the “Escrow Agreement”), as the sole and exclusive source of recovery (subject to Section 11.6) for indemnification claims under Article XI. The Escrow Shares shall be released on the date falling [eighteen (18)] months after the Closing Date, less any Escrow Shares subject to a then-pending claim.

2.5	Restricted Securities; Legend.

The Consideration Shares have not been and will not be registered under the Securities Act and are being issued in reliance upon the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation S. The Consideration Shares shall constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, and each certificate or book-entry position representing Consideration Shares shall bear a restrictive legend substantially as set out in Exhibit A until such time as the legend may be removed under applicable Law. Each Shareholder acknowledges that (a) the Acquiror has no obligation to register the Consideration Shares except as may be separately agreed in writing, and (b) the Consideration Shares are subject to the Lock-Up Agreement in the form of Exhibit B.

2.6	Acquisition Vehicle.

The Acquiror may, by written notice to Neptune not less than ten (10) Business Days prior to the Closing, designate a wholly-owned subsidiary of the Acquiror (including a Hong Kong or British Virgin Islands holding company) to acquire and hold the Neptune Shares, provided that (a) the Consideration Shares shall in all events be shares of the Acquiror, (b) such designation shall not delay the Closing or reduce any Shareholder’s rights hereunder, and (c) the Acquiror shall remain primarily liable for all of its obligations under this Agreement.

2.7	No Fractional Shares.

No fractional Consideration Shares shall be issued. Any fractional entitlement shall be rounded down to the nearest whole share, and no consideration shall be payable in respect of the fraction so eliminated.

2.8	Withholding.

The Acquiror shall be entitled to deduct and withhold from the Consideration Shares (or, at its election, to require payment in cash in lieu of withholding) such amounts as it is required to deduct and withhold under applicable Tax Law. Any amounts so withheld shall be treated as having been delivered to the Person in respect of which such deduction was made.

ARTICLE III — CLOSING

3.1	Time and Place.

The Closing shall take place remotely by electronic exchange of documents at 10:00 a.m. Hong Kong time on the third (3rd) Business Day following satisfaction or waiver of the conditions set out in Article X (other than conditions that by their nature are to be satisfied at the Closing), or at such other time and place as the Parties may agree in writing. All Closing deliveries shall be deemed to occur simultaneously, and no delivery shall be effective until all deliveries have been made or waived.

3.2	Deliveries by Neptune and the Shareholders.

At or prior to the Closing, Neptune and the Shareholders shall deliver to the Acquiror:

(a)	duly executed instruments of transfer and bought and sold notes in respect of the Neptune Shares in favour of the Acquiror (or its designee), together with the related share certificates (or an indemnity for lost certificates in form reasonably satisfactory to the Acquiror);
(b)	evidence of payment of, or arrangements satisfactory to the Acquiror for payment of, Hong Kong stamp duty on the transfer of the Neptune Shares, and the register of members of Neptune updated to record the Acquiror (or its designee) as the holder of the Neptune Shares;

(c)	certified copies of resolutions of the board of directors of Neptune approving the transfer of the Neptune Shares, the registration of the Acquiror (or its designee) as member, and the appointment of such persons as the Acquiror may nominate as directors of Neptune, effective from the Closing;
(d)	written resignations of such directors and officers of Neptune as the Acquiror may specify, in each case with a written confirmation of no claim against Neptune for compensation or otherwise;
(e)	the statutory books, registers, common seal (if any), certificate of incorporation, business registration certificate, and all minute books of Neptune;
(f)	a certificate of an officer of Neptune certifying satisfaction of the conditions in Sections 10.2(a) and 10.2(b), and attaching the Disclosure Schedule as of the Closing Date;
(g)	the Employment Agreement in the form of Exhibit D, duly executed by Cheng Chung Yu
(h)	the Lock-Up Agreement in the form of Exhibit B, duly executed by each Shareholder and each designee receiving Consideration Shares;
(i)	evidence reasonably satisfactory to the Acquiror of the settlement, capitalization, waiver, or other resolution of the amounts due from members and amounts due to directors described in Section 5.9(d), and of the treatment of the unsecured bank loans described in Section 5.9(e) (including any change-of-control consent required thereunder);
(j)	the Escrow Agreement, duly executed by each Shareholder; and
(k)	such other instruments as the Acquiror may reasonably require to vest title to the Neptune Shares in the Acquiror (or its designee).

3.3	Deliveries by the Acquiror.

At the Closing, the Acquiror shall deliver:

(a)	irrevocable instructions to its transfer agent to issue the Consideration Shares (less the Escrow

Shares) in book-entry form in the names and amounts set out in Schedule 2.3, and to issue the Escrow Shares to the escrow agent, in each case bearing the legend contemplated by Section 2.5;

(b)	certified copies of resolutions of the board of directors of the Acquiror approving this Agreement, the Exchange, the issuance of the Consideration Shares, and the constitution of the Neptune board as contemplated by Article IX;
(c)	a certificate of an officer of the Acquiror certifying satisfaction of the conditions in Sections 10.3(a) and 10.3(b);
(d)	the Employment Agreement and the Escrow Agreement, duly executed by the Acquiror; and
(e)	a good standing certificate for the Acquiror issued by the Secretary of State of the State of Delaware, dated not more than ten (10) Business Days prior to the Closing Date.

ARTICLE IV — THE TARGET BUSINESS

4.1	Summary of Neptune’s Business.

The Parties acknowledge that the following summary is included for descriptive purposes, is derived from information supplied by Neptune and the Shareholders, and does not limit or qualify the representations and warranties in Article V.

Overview. Neptune Engineering (Marine) Limited is a Hong Kong specialist marine and diving engineering contractor incorporated in 2014 and headquartered in Tuen Mun, Hong Kong. Its principal activity, as stated in its audited financial statements, is the provision of marine engineering services. Neptune operates as a specialist subcontractor and direct contractor on public infrastructure works, with a service line spanning technical diving engineering (surface-supplied and SCUBA), tunnel and underground construction support, sewer rehabilitation (cured-in-place pipe lining, GRP relining, and trenchless repair), cable support systems, GRP pipe supply and installation, structural installation and steel fabrication, diver inspection and non-destructive testing, and the supply of skilled labour and specialist tools.

Customers and contract base. Neptune’s work has been performed for, or through main contractors serving, Hong Kong government departments and utilities, including the Drainage Services Department (DSD), the Water Supplies Department (WSD), the Airport Authority Hong Kong (AAHK), and CLP Power, with Kaden Construction Limited identified as a principal main-contractor counterparty. Representative engagements identified by Neptune include the 132kV cable support crossing at Ng Tung River; the upgrading of the Kwun Tong Preliminary Treatment Works (cofferdam construction and diving works); rehabilitation of trunk sewers in Tuen Mun; GRP pipe works associated with the Airport Three Runway System; supply of labour and tools for penstocks; and steel bulkhead dismantling and bar screen installation. Neptune reports more than 100 completed projects and more than 20 major infrastructure works since inception. The Acquiror’s verification of these matters is addressed in Section 5.13 and the Disclosure Schedule.

4.2	Selected Financial Information.

The following selected information is extracted from Neptune’s audited financial statements for the year ended 31 December 2024, reported on without qualification by Ambition CPA Limited and prepared under the Hong Kong SME-FRS pursuant to the reporting exemption available to a small private company under section 359(1)(a) of the Ordinance. All amounts are in Hong Kong dollars.

Line item (HK$)	FY2025	FY2024	FY2023
Revenue	9,070,106	7,948,762	7,213,189
Cost of services	(7,536,135)	(6,740,444)	(6,107,827)
Gross profit	1,533,971	1,208,318	1,105,362
Selling and other operating expenses	(349,557)	(725,547)	(797,829)
Finance costs (bank loan interest)	(247,573)	(165,396)	—
Line item (HK$)	FY2025	FY2024	FY2023
Profit before taxation	936,875	319,218	307,687
Profit for the year	862,586	294,535	285,316
Interim dividends declared and paid	-	1,000,000	—
Net current assets	955,213	2,412,361	798,092

Bank loans, unsecured (total)	4,041,614	3,195,688	—
Amounts due from members	2,880,458	1,987,208	—
Cash at bank	574,369	469,193	636,931
Net assets / total equity	955,213	92,627	798,092

Acknowledged financial characteristics. The Parties expressly acknowledge, and the Acquiror has been advised, that:

(a) Neptune’s FY2025 gross margin was approximately 16.9% and its net margin for 2025 approximately 9.51%; (b) net assets at 31 December 2025 were HK$955,213 ; (c) Neptune incurred a total of HK$4,041,614 of unsecured bank borrowings; (d) There are no amounts due from members at the balance sheet date, unsecured, non-interest bearing, and repayable on demand as of 31 December 2025; (e) Neptune’s cost base is labour-intensive, with FY2025 salaries of HK$2,456,646 and subcontracting fees of HK$3,129,915; and (f) the financial statements were prepared under SME-FRS and not under IFRS, HKFRS, or U.S. GAAP, and will require restatement and re-audit as contemplated by Section 8.6.

4.3	The Neptune AI Dashboard and Technology Roadmap.

Neptune has developed, and is developing, an artificial-intelligence and IoT monitoring platform described by Neptune as the Neptune AI Dashboard, together with a three-phase transformation roadmap. As described by Neptune, the platform is directed to: real-time diver biometrics (heart rate, blood oxygen saturation, body temperature, and breathing rate transmitted via umbilical or acoustic link); threedimensional underwater positioning and decompression status tracking against a live seabed model; machine-learning safety alerting for anomalies such as rapid ascent, abnormal gas consumption, and decompression violations; automated dive-log, safety-report, and progress documentation; computervision defect detection and severity classification for cracks, corrosion, and spalling; predictive maintenance of submerged structures; and, over a longer horizon, an autonomous underwater vehicle (AUV) fleet, digital-twin infrastructure modelling, and a remote operations centre in Hong Kong.

Development status — representation. Neptune and the Shareholders represent, and the Acquiror acknowledges, that the performance metrics, benefit percentages, detection-accuracy figures, cost savings, market-size estimates, revenue-uplift projections, and phase investment amounts appearing in Neptune’s investor presentation and marketing materials are targets, projections, and forward-looking statements and are not representations of achieved historical results. The Disclosure Schedule shall set out, for each stated capability, whether it is (i) deployed in production, (ii) in pilot or proof-of-concept, (iii) in development, or (iv) conceptual. The Acquiror is relying solely on the representations in Article V and on the Disclosure Schedule, and not on any such presentation or marketing material.

4.4	Strategic Rationale — What the Acquisition Brings to VNTH.

The Parties record the following as the Acquiror’s stated strategic rationale for the Exchange. Nothing in this Section constitutes a representation, warranty, projection, or guarantee by any Party, and no Party shall have any liability under this Agreement by reason of any expectation described in this Section not being realized.

•	Operating revenue and an audited financial history. The Exchange converts the Acquiror from a shell-stage issuer into the parent of an operating contractor with audited FY2025 revenue of HK$9,070,106 and consecutive profitable years, providing an auditable financial base for the Acquiror’s reporting.
•	Government and utility-linked customer relationships. Neptune’s participation in works for or through DSD, WSD, AAHK, and CLP Power provides exposure to a contract pipeline funded by public infrastructure and utility capital programmes rather than by discretionary consumer spending.
•	A defensible technical niche. Commercial diving and underwater engineering are licensed, safetyregulated, and skills-constrained. Barriers to entry are personnel- and certification-based rather than capital-based, which supports pricing discipline in a fragmented market.

THE REST OF THIS AGREEMENT WERE LEFT OUT AT FILERS DECISION TO JUMP TO THE SIGNATURE MATTERS ON THE NEXT PAGE.

and settle claims under Article XI, and to give instructions under the Escrow Agreement. The Acquiror may rely conclusively on any act of the Shareholders’ Representative.

13.1	No Presumption; Independent Advice.

Each Party has had the opportunity to obtain independent legal, tax, accounting, and financial advice in connection with this Agreement, and enters into it freely and on the basis of that advice.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Share Exchange and Acquisition Agreement as of the Effective Date.

NANO MOBILE HEALTHCARE, INC.

By: //Roy Watson

Name: Roy Watson

Title: President and CEO

NEPTUNE ENGINEERING (MARINE) LIMITED

By: //Cheng Chung Yu

Name: Cheng Chung Yu

Title: President and Director

THE SHAREHOLDERS

SIGNED by CHENG CHUNG SING //Cheng Chung Sing

SIGNED by [•]

[Additional Shareholder signature blocks to be inserted per Schedule 1.2]